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                                                                    EXHIBIT 99


Greg Jones
770-270-7890
770-270-7080


                 ARBITRATORS SUPPORT OGLETHORPE POWER POSITION
                 IN DISPUTE OVER LG&E POWER MARKETING CONTRACT



     ATLANTA, GA (December 21, 1999) - A three-member arbitration panel has ruled that Oglethorpe Power Corporation's power marketing contract with LG&E Energy Corp. and LG&E Energy Marketing, Inc. is valid and must continue to be honored, Oglethorpe Power announced today.
     The ruling resolves an arbitration claim filed by LG&E and its marketing subsidiary in October 1998 seeking to void their contract with Oglethorpe Power. The contract, which was executed in November 1996 and went into effect in early 1997, provides for LG&E to supply about one-half of Oglethorpe Power's total system load for a term of up to 15 years, subject to early termination rights by Oglethorpe at 5 years and by LG&E at 8 years. LG&E has continued to supply power under the contract while the matter has been in arbitration.
     Thomas A. Smith, President and CEO of Oglethorpe Power, said the company is gratified, both for itself and for its members, by the arbitration panel's ruling. "We have been confident from the beginning that our position was very sound," he said. "This ruling underscores the fact that Oglethorpe Power's contract with LG&E is a solid one which will continue to provide benefits in the years ahead."
     Smith said the contract-the largest of its kind when it went into effect in 1997-has yielded significant savings for Oglethorpe Power and its member systems since its inception.
     Oglethorpe Power Corporation is a power supply cooperative providing wholesale electricity to 39 of Georgia's 42 customer-owned EMCs. These EMCs serve more than 2.9 million Georgians in about two-thirds of the state's land area.
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